Exhibit 99.2

TripAdvisor, Inc. Q3 2019 Prepared Remarks

(All comparisons are against the same period of the prior year, unless otherwise noted; some calculations may not foot due to rounding)

We are dissatisfied with our Q3 results, which are particularly frustrating considering we entered 2019 with such great momentum built on strong profit growth, improving auction trends, and a return to sustained Hotel revenue growth seemingly well within our sights.

Q3 was more difficult than we anticipated.

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Trends worsened in our Hotel click-based auction, leading to a 14% decline in TripAdvisor-branded Hotels revenue and 12% decline in Hotel Media & Platform segment (HM&P) revenue. We believe our most significant challenge remains Google pushing its own hotel products in search results and siphoning off quality traffic that would otherwise find TripAdvisor via free links and generate high margin revenue in our hotel click-based auction.

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In our Experience & Dining segment (E&D), we expected revenue growth to taper in the back half as we lap last year’s hyper growth on the TripAdvisor channel; however, 19% revenue growth in Q3 was still slower than forecast. While a competitive environment exists, we believe we can and should execute more efficiently to capitalize on our differentiated assets and market leadership.

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These softer than expected revenue trends caused consolidated revenue, GAAP Net Income and adjusted EBITDA to decrease 7%, 28% and 12% year-over-year, respectively. Changes in foreign currency negatively impacted revenue and adjusted EBITDA growth by an estimated 2% and 3%, respectively.

We are taking the following actions:

First, we are focused on driving non-auction revenue growth. Looking inside HM&P and E&D, we are growing in our key non-auction revenue lines:

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In HM&P, both our display advertising and our hotel B2B solutions have grown year-to-date, and we believe there is plenty of opportunity for double-digit growth for these revenue lines in the years ahead given our global salesforces and our ongoing influence with hundreds of millions of travelers on our platform planning trips.

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In E&D, Experiences revenue continues to grow by double digits, and inventory at triple digits. We are in the early stages of educating the TripAdvisor traveler that all of these exciting things to do are available to book on TripAdvisor, which can drive improved conversion, repeat bookings and future growth.

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Finally, Restaurants transaction revenue also continues to grow by double digits in current markets, and is expanding in new countries, establishing leadership positions and building habit with consumers, particularly on mobile. Our Restaurants media ads revenue continues to grow by double digits as well, and we have an opportunity to deliver value to more of the 5.1 million restaurants on our platform.

Digging further into HM&P, during the past 12 months, we appointed new Presidents to both the Hotels and Core Experience teams to lead growth initiatives aimed at deepening customer engagement on our platform and monetizing our influence. We see growth opportunities in 2020 and beyond, and we are addressing them with urgency. As outlined last quarter, these include:

•	Modernizing our media advertising platform to accelerate Display and platform growth;
•	Reimagining our TripAdvisor app (anticipated Q3 2020 launch) and growing and serving members through product, loyalty and membership initiatives;
•	Launching impactful brand advertising that lays claim to our differentiated consumer value proposition (anticipated Q2 2020 launch);
•	Broadening our hotel B2B offerings, with the objective of launching at least two new products in 2020.

In addition, though not a Q3 development, we have begun taking steps to offer rentals inventory within our hotel sort order to better serve consumers’ evolving needs, and to drive conversion and improve monetization.

In E&D, we are investing in product enhancements, inventory growth, and marketing to bolster our Experiences and Restaurants offerings and gain share in these attractive categories. For Experiences, owning the transaction experience is an advantage, and TripAdvisor has significant consumer demand shopping for things to do. In Restaurants, The Fork is a leader in its markets, and its transaction business enables a more local and more frequent consumer relationship and strong mobile app engagement. Our Restaurants media offerings enable us to serve an even broader, global customer base and drive high-margin revenue.

In all, we are making excellent progress on non-auction revenue objectives in these two segments. As these offerings gain scale and profitability, we believe they collectively can more than offset auction headwinds that are dampening near-term growth.

Second, we are evaluating our cost structure. Loss of revenue in our SEO channel in hotel has been negatively affecting our bottom line, and we will prudently reduce and re-allocate expenses in certain parts of our business to preserve strong profitability while investing in strategic growth areas.

We expect to drive material savings against our current run-rate by:

•	Right-sizing E&D to grow more efficiently following a period of considerable investment;
•	Reducing other targeted costs across the company; and
•	Optimizing brand advertising investments across newer, more impactful mediums compared to our historically television-focused campaigns.

We plan to reinvest some – but not all – of the abovementioned savings into newer growth areas, such as media advertising revenue, TripAdvisor Restaurant services, Hotel B2B services, and membership and loyalty efforts.

Our variable costs (cost of revenue, revenue related taxes and performance marketing) are broadly expected to grow with revenue.

We believe these measures will enable us to continue to generate strong adjusted EBITDA and free cash flow in 2020.

Third, we are returning more capital to shareholders. Our board has approved that we do this in two ways:

1)	Declaring a special cash dividend of $3.50 per share; and
2)	Increasing our existing share repurchase authorization by $100 million to $250 million.

The special cash dividend is payable on December 4, 2019 and we expect to total approximately $490 million in the aggregate.

We have ample liquidity to execute our capital allocation strategy. We operate a very profitable and cash generative business, with year-to-date adjusted EBITDA of $347 million, cash flow from operations of $364 million and free cash flow of $304 million, as of September 30, 2019. We have a strong balance sheet with cash, cash equivalents and short-term marketable securities of $933 million as of quarter end, and no outstanding debt. We have additional access to capital through a $1.2 billion revolving credit facility. M&A remains part of our capital allocation strategy, and we have the requisite flexibility to be opportunistic on that front. Our strong balance sheet and cash generative business give us the flexibility, both now and in the future, to simultaneously invest in growth areas, fund M&A and return cash to shareholders.

Beyond Q3 results and the above measures, we are also pleased to have entered into an exciting strategic partnership with Trip.com Group Limited (Nasdaq: TCOM) (“Trip.com Group”, formerly known as Ctrip.com International Ltd. (Nasdaq: CTRP)). This strategic partnership has three components:

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First, we entered into a joint venture for our TripAdvisor China business. We will own 40% of the joint venture, and will contribute a long-term exclusive brand and content license, as well as certain other assets of our China business. Both companies have also agreed to share inventories in travel categories at the joint venture level. We anticipate our contribution of China assets to the joint venture will not have a significant impact on our ongoing consolidated operating results.

•	Second, we entered into global content agreements providing for distribution of selected TripAdvisor content onto Trip.com Group, including Trip.com, Ctrip.com, Skyscanner and Qunar.

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Third, we entered into a Governance Agreement pursuant to which Trip.com Group will have a nomination right for one TripAdvisor, Inc. Board seat commencing upon the relevant regulatory bodies' approvals of the transaction. To maintain the nomination right, Trip.com Group must acquire up to 6.95 million TripAdvisor shares or TripAdvisor shares valued at $317.6 million through open market transactions within one year following the regulatory approvals.

HM&P update

HM&P segment revenue was $238 million, a 12% decrease year-over-year, due to continued hotel click-based auction headwinds. HM&P adjusted EBITDA was $93 million, a 4% decrease year-over-year, and HM&P adjusted EBITDA margin was 39%, a three-percentage point increase year-over-year. We estimate that, excluding changes in foreign currency, HM&P revenue and adjusted EBITDA decreased approximately 11% and 2% year-over-year, respectively.

Here are Q3 updates on our stated HM&P growth initiatives aimed at long-term non-auction revenue growth:

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Scaling high-margin media advertising revenue: TripAdvisor’s high intent, global audience (nearly 460 million monthly unique visitors in Q3); brand-safe, non-competitive platform; and travel domain expertise are attractive attributes in what eMarketer estimates is a growing, $479 billion digital media advertising market. It is still early days, but we increased inventory availability via programmatic in Q3. We have introduced in-app monetization and a number of new ad formats. While Q3 was still too early for revenue benefits to accrue, our sales pipeline is growing, and we are gaining traction. As we continue to build out a more modernized, high-powered media advertising product suite spanning native, video and programmatic, we expect to drive more value for a bigger and broader advertiser base and faster media revenue growth in Q4 and beyond.

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Driving consumer product enhancements that grow membership and cultivate long-term loyalty: TripAdvisor membership growth accelerated for the fifth straight quarter and we are currently adding more than 200,000 members per day. We are focused on serving members through personalization and loyalty initiatives, as part of a broader goal to deepen consumer relationships. We believe our growth potential here is huge, as more frequent consumer engagement increases monetization dramatically.

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Executing impactful TripAdvisor brand advertising: We recently partnered with new media buying and creative agencies and started working on cost-effective ways to amplify TripAdvisor’s differentiated consumer value proposition.

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Expanding hotel B2B product offerings: On the hotel B2B side, our revenue grew by double-digits for the third straight quarter driven by hotel sponsored placements, which is on track to nearly double this year. We plan to leverage our existing global sales force and traffic scale to bring at least two new products to market in 2020.

E&D update

E&D revenue grew 19% to $141 million, while Experiences & Dining segment adjusted EBITDA reflected ongoing long-term growth investments. We estimate that, excluding year-over-year changes in foreign currency, E&D revenue grew approximately 23%.

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In Experiences: Strategic investments in new product categories with attractive consumer price points (e.g., events, tickets and unique experiences), as well as our TripAdvisor, mobile and non-English channels helped accelerate bookable experiences inventory growth to 115%, drive strong conversion growth, and deliver mid-30% bookings growth in Q3. Having established best-in-class inventory, our focus increasingly centers on merchandising inventory to improve conversion, helping consumers search and discover things to do, especially on mobile and our TripAdvisor channel. TripAdvisor remains our fastest growing channel for experiences bookings, and our strong top of funnel position gives us ample growth opportunity.

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In Restaurants: Bookable restaurants grew 27% to 67,000, and seated diners growth accelerated to mid-30%. Restaurants remains a strategic business for us: it adds frequency with consumers when they are not on a trip, more than 70% of bookings are coming via mobile, and it provides helpful data points that enable us to delight consumers and deliver a more robust in-destination experience. On the media revenue side, Restaurants media ad placements and premium subscription offerings once again contributed growth. We have ample runway to drive more value to more of the 5.1 million restaurants listed on TripAdvisor.

Other update

Other revenue decreased 30% to $49 million and adjusted EBITDA margin improved to 43%, primarily driven by the elimination of some marginal and unprofitable revenue within some non-TripAdvisor branded offerings in late 2018, which reduced revenue and slightly increased profitability.

Forward-looking statements

Given current hotel click-based auction trends:

•	We continue to expect Q4 HM&P revenue performance to improve versus Q3, although we do not expect to achieve Q4 HM&P revenue growth;
•	We expect year-over-year consolidated revenue and adjusted EBITDA trends to improve in Q4; and
•	We expect single digit adjusted EBITDA growth for full year 2019.

Although 2020 planning is ongoing, we point to the following puts and takes for next year:

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In HM&P, we will fully lap hotel auction performance marketing optimizations in Q1 2020. After Q1, we don’t anticipate a revenue headwind or a profit tailwind from year-over-year efficiency target differences. Although difficult to forecast, we prudently anticipate that SEO headwinds will remain a challenge to both top and bottom lines next year. However, we expect to grow both media advertising revenue and hotel B2B revenue.

•	In E&D, we expect continued growth, improved profit margins and continued enhancement of our competitive position and long-term shareholder value.

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TripAdvisor’s third quarter 2019 earnings press release is available on the Investor Relations section of the TripAdvisor website at ir.tripadvisor.com. The earnings release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the U.S. Securities Exchange Commission, or SEC, on November 6, 2019, which is available on the Investor Relations section of our website at ir.tripadvisor.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements:

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures:

These prepared remarks may include references to non-GAAP measures, such as adjusted EBITDA (including forecasted adjusted EBITDA), free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earning press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on November 6, 2019, which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/

and the SEC’s website at www.sec.gov.

Key Business Metrics:

We review a number of metrics, including unique visitors, hotel shoppers, and revenue per hotel shopper, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.